UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  September 10, 2007

NAVTEQ CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21323	77-0170321
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

NAVTEQ Corporation

425 West Randolph Street

Chicago, Illinois 60606

(Address of Principal Executive Offices) (Zip Code)

(312) 894-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendments to Deferred Executive Compensation Plan

The Compensation Committee of the Board of Directors of NAVTEQ Corporation (the “Company”) approved certain amendments to the Company’s Deferred Executive Compensation Plan (the “Plan”) to comply with Section 409A of the Internal Revenue Code (“Section 409A”).  Section 409A is a newly applicable federal tax regulation governing certain compensation arrangements.  Specifically, the amendments (i) modify certain definitions relating to an executive’s separation from service with the Company, (ii) tie the threshold at which small accounts may be immediately distributed to that prescribed by the Internal Revenue Service and (iii) limit the circumstances in which the Company can terminate the Plan and make accelerated distributions thereunder to those permitted under Section 409A.  In addition, the amendments specify that distributions made by the Company under the Plan to certain “key employees” will be further deferred for six months following that employee’s separation from service with the Company.

Amendments to Executive Employment Agreements

The Compensation Committee of the Company’s Board of Directors also approved on September 10, 2007, certain proposed amendments to its employment agreements with certain of its executive officers, including Judson C. Green, the Company’s President and Chief Executive Officer, John K. MacLeod, Executive Vice President, NAVTEQ Connected Services and David B. Mullen, Executive Vice President, Chief Financial Officer”), such proposed amendments to Mr. Green’s employment agreement which were also approved by the Company’s Board of Directors on September 11, 2007.  The amendments were primarily proposed to bring those agreements into compliance with Section 409A and will be made to the extent they are agreed to by such executives.  Specifically, the definition of “Good Reason” set forth in each of these executive’s employment agreements will be modified to be consistent with Internal Revenue Service regulations. In addition, each employment agreement will be amended to specify that severance amounts payable by the Company that are not exempt from Section 409A will be further deferred for six months following that executive’s separation from service with the Company.  Finally, the timing of payments of certain amounts and benefits will be clarified to confirm that such amounts will be paid only at times consistent with Section 409A.

The employment agreements of Messrs. MacLeod and Mullen will also be amended to modify the definition of “Good Reason” to include a reduction in “base salary” (their prior agreements included a reduction in “initial base salary”) and require the Company to make any severance payments required under their agreements in an undiscounted lump sum. Under their prior agreements, severance amounts due to Messrs. MacLeod and Mullen were payable in either a discounted lump sum or twelve equal monthly installments, as determined at the Company’s discretion.  In addition to the foregoing amendments, Mr. MacLeod’s employment agreement will be further amended to require the Company to pay him at such time, if any, that severance payments under his agreement are required, a pro-rata portion of the target bonus that he would otherwise be eligible to receive for the year in which he separates from service with the Company.

Severance Arrangements with Executive Officers

The Compensation Committee of the Company’s Board of Directors also approved on September 10, 2007, proposed severance arrangements with certain of its other executive officers, including Jeffrey L. Mize, Senior Vice President, Vehicle Sales. The proposed severance arrangements will be entered into upon agreement thereto by the respective executives.  The purpose of these proposed severance arrangements is to provide all of the Company’s executive officers, with the exception of Judson C. Green, the Company’s President and Chief Executive Officer, certain basic terms, which terms include the payment or the providing of the following to an executive officer, as applicable, by the Company following upon a termination without “cause” or a resignation for “good reason”: (i) an amount equal to such executive officer’s then current annual base salary, (ii) any bonus that was earned but unpaid as of the date of the executive officer’s separation from service with the Company and a pro-rata portion of the bonus that such executive officer would otherwise be eligible to receive for the year the executive officer separates from service with the Company (the amounts described in (i) and (ii) to be payable in an undiscounted lump sum), and (iii) basic medical and insurance benefits for 12 months. In each case, any severance benefits payable under these arrangements would be subject to the executive officer’s execution and delivery of a general release of claims against the Company and its affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVTEQ CORPORATION

Date: September 13, 2007	By:	/s/ Lawrence M. Kaplan
Lawrence M. Kaplan
Senior Vice President, General Counsel and Corporate Secretary